EXHIBIT 99.1

Contact:	Shelly Rubin

Chief Financial Officer

LNR Property Corporation

(305) 695-5440

LNR PROPERTY CORPORATION AGREES TO SELL

$300 MILLION OF SENIOR SUBORDINATED NOTES

MIAMI BEACH, October 15, 2003 – LNR Property Corporation (NYSE: LNR) today announced that it has agreed to sell $300 million of 7.25% Senior Subordinated Notes due 2013 to qualified institutional investors in a transaction complying with Securities and Exchange Commission Rule 144A.

LNR had previously announced that it was proposing to offer at least $275 million of Senior Subordinated Notes. The final amount offered was increased to $300 million. The transaction is expected to close on October 29, 2003.

As previously announced, LNR expects to use a portion of the proceeds from the Note sale to purchase all of its 10½% Senior Subordinated Notes due 2009 that are tendered in response to a tender offer LNR is making, and to redeem the remainder of the 10½% Notes on January 15, 2004 at a redemption price equal to 105.375% of their principal amount plus accrued interest. The remainder of the proceeds will be used to reduce senior debt and for general corporate purposes.

The purchase of the 10½% Notes as a result of the tender offer and the redemption of the remaining 10½% Notes, together with purchases on October 14 and 15 of $79.9 million principal amount of 10½% Notes, will result in charges to net earnings that may be as high as $16 million, primarily related to the premium being paid for the 10½% Notes. With regard to the 10½% Notes purchased on October 14 and 15 and 10½% Notes purchased through the tender offer, the charge will be in the fourth quarter of LNR’s current fiscal year, which ends on November 30, 2003. With regard to 10½% Notes redeemed on January 15, 2004, the charge will be in the first quarter of fiscal 2004.

The 7.25% Notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirement.

This announcement is not an offer to purchase securities, a solicitation of an offer to purchase securities, or a solicitation of an offer to sell securities.